Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Year-to-Date Financial Results

•        Net sales of $34.9 million for the quarter and $129.0 million for the year ended January 31, 2019

•        Income from operations before income tax at $1.6 million in 2018 compared to a loss of $10.2 million in 2017

•        Backlog of $61.0 million as of January 31, 2019 an increase of 31% from $46.7 million on January 31, 2018

NILES, IL, April 16, 2019 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and fiscal year ended January 31, 2019.

President and CEO David Mansfield commented, “Fourth quarter revenues of $34.9 million were 28% higher than the same quarter last year.  The resulting operating earnings of $1.9 million improved $3.2 million over the $1.3 million loss incurred in the fourth quarter of last year.  For the year ended January 31, 2019, revenues were $129.0 million, a 23% increase over the prior year, and income from operations of $1.6 million increased $11.8 million from last years $10.2 million loss. Customer-driven delays to project schedules in the Middle East continued into the fourth quarter, and these projects are expected to be executed in the first quarter of fiscal 2019.”

“Backlog has continued to grow and stands at $61 million reflecting an increase of 31% above the level at the end of last year,” continued Mr. Mansfield.

“All operating areas of the Company achieved year-over-year increases in revenue, income from operations and backlog. The results of the fourth quarter and the full year continue to highlight the progress the company is making to return to acceptable levels of profitability and growth,” concluded Mr. Mansfield.

Fourth Quarter 2019 Results

Net sales increased 28% to $34.9 million in the current quarter from $27.4 million in the prior year quarter. Higher revenues were driven by increased oil prices, favorable product mix and better sales and project execution which resulted in increased sales in the Middle East, U.S. and Canadian markets. We also experienced higher demand for leak detection products.

Gross profit increased to 18%, or $6.3 million of net sales, in the current quarter from 13%, or $3.6 million of net sales, in the prior year quarter. This 77% improvement was due to increased volumes and improved margins, which are a result of strategic initiative improvements.

General and administrative expenses were slightly lower at $3.2 million in the current quarter, compared to $3.8 million in the prior year quarter. Selling expenses were $1.2 million in the current quarter, compared to $1.1 million in the prior quarter. This increase is due to commissions related to increased sales.

Net interest expense increased to $0.3 million in the current quarter, from $0.2 million in the prior-year quarter due to higher borrowings and higher effective interest rates, both domestic and foreign.

Year-to-Date 2018 Results

Net sales were $129.0 million in 2018, an increase of 23% from $105.2 million in 2017. Higher revenues were driven by increased oil prices, favorable product mix and better sales and project execution which resulted in increased sales in the Middle East, U.S. and Canadian markets. We also experienced higher demand for leak detection products.

Gross profit increased to $23.3 million in 2018, an increase of 99% from 11.7 million in 2017. This increase is attributed to higher volumes, improved pricing and manufacturing efficiencies.

General and administrative expenses were $15.4 million in 2018 compared to $16.2 million in 2017, an improvement of $0.9 million or 5%. Excluding one-time charges in both periods, annually recurring general and administrative expenses were flat year over year at approximately $15.0 million.  The one-time charges include $1.2 million in 2017 for internal control review fees incurred in the Middle East region and $0.4 million in 2018 primarily related to the retirement cost of our prior CFO.

Selling expenses increased to $5.2 million in 2018 from $5.0 million in 2017. Current year expenses included higher commissions related to increased sales.

Interest expense increased to $1.1 million in 2018 from $0.7 million in 2017 due to higher borrowings and increased interest rates.

Income tax expense was $2.2 million in 2018 compared to $0.2 million of income tax benefit in 2017. This change is largely due to the fact that the company is in a positive income position in certain high tax rate jurisdictions.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (ii) the impact of global economic weakness and volatility; (iii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (iv) the timing of orders for the Company’s products; (v) decreases in United States government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (vi) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (vii) fluctuations in crude oil and natural gas prices risks; (viii) risks and uncertainties related to the Company’s international business operations; (ix) the Company’s ability to repay its debt and renew expiring international credit facilities; (x) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xi) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xiii) reductions or cancellations of orders included in the Company’s backlog; (xiv) the Company’s ability to attract and retain senior management and key personnel; (xv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xvi) the Company’s ability to interpret changes in tax regulations and legislation; (xvii) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xviii) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xix) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Perma-Pipe’s Form 10-K for the fiscal year ended January 31, 2019 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three months ended January 31,		Twelve months ended January 31,
(In thousands, except per share data)	2019	2018	2019	2018

Net sales	$ 34,945	$ 27,397	$ 128,965	$ 105,248
Cost of sales	28,607	23,818	105,626	93,506
Gross profit	6,338	3,579	23,339	11,742

Operating expenses:
General and administrative expense	3,204	3,758	15,357	16,214
Selling expense	1,222	1,120	5,239	5,040
Total operating expenses	4,426	4,878	20,596	21,254

Income/(loss) from operations	1,912	(1,299)	2,743	(9,512)

Interest expense, net	292	190	1,122	697
Income/(loss) from operations before income taxes	1,620	(1,489)	1,621	(10,209)

Income tax expense/(benefit)	625	8	2,150	(233)

Net income/(loss)	$ 995	$ (1,497)	$ (529)	$ (9,976)

Weighted average common shares outstanding
Basic	7,812	7,715	7,812	7,680
Diluted	7,966	7,715	7,812	7,680

Income/(loss) per share
Basic	$ 0.13	$ (0.19)	$ (0.07)	$ (1.30)
Diluted	$ 0.12	$ (0.19)	$ (0.07)	$ (1.30)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	January 31,
(In thousands, except per share data)	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$10,156	$7,084
Restricted cash	2,581	1,237
Trade accounts receivable, less allowance for doubtful accounts of $536 on January 31, 2019 and $469 on January 31, 2018	32,508	32,936
Inventories	12,289	16,856
Prepaid expenses and other current assets	3,773	2,703
Costs and estimated earnings in excess of billings on uncompleted contracts	1,653	1,502
Total current assets	62,960	62,318
Property, plant and equipment, net of accumulated depreciation	30,398	34,509
Other assets
Deferred tax assets	458	391
Goodwill	2,269	2,423
Other assets	6,120	4,943
Total other assets	8,847	7,757
Total assets	$102,205	$104,584
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$12,006	$14,186
Commissions and management incentives payable	1,866	787
Accrued compensation and payroll taxes	1,544	1,580
Revolving line North America	8,890	7,273
Current maturities of long-term debt	640	753
Customers' deposits	3,708	5,236
Liabilities of discontinued operations	—	137
Outside commission liability	1,743	1,800
Other accrued liabilities	3,856	4,122
Billings in excess of costs and estimated earnings on uncompleted contracts	1,569	1,967
Income tax payable	1,266	1,339
Total current liabilities	37,088	39,180
Long-term liabilities
Long-term debt, less current maturities	6,751	7,728
Deferred compensation liabilities	3,883	4,098
Deferred tax liabilities	1,435	1,242
Other long-term liabilities	688	524
Total long-term liabilities	12,757	13,592
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 7,854 issued and outstanding January 31, 2019 and 7,717 issued and outstanding January 31, 2018	79	77
Additional paid-in capital	58,793	56,304
Accumulated deficit retained earnings	(3,632)	(3,103)
Accumulated other comprehensive loss	(2,880)	(1,466)
Total stockholders' equity	52,360	51,812
Total liabilities and stockholders' equity	$102,205	$104,584